Exhibit 10.51

November 5, 2015

Michael J. Fournier
President and Chief Operating Officer of
Willbros Group, Inc.

Re:         Willbros Group, Inc. Management Severance Plan for Executives – Canada (the "Canadian Plan") and the Willbros Group, Inc. 2010 Management Severance Plan for Executives (the "US Plan") (collectively the "Plans")

Dear Mr. Fournier:

Reference is made to the Canadian Plan, in which you are a Participant, and to Sections 6.2 and 6.3.3 thereof, where you have agreed that, without the Company’s consent or approval, you will not engage or participate in, become employed by, serve as a director of, or render advisory or consulting services in connection with, any Competitive Business for a period beginning with the Effective Date of the Canadian Plan and ending on the one-year anniversary of your Separation from Service for any reason and Section 6.3.3 prohibits the solicitation of the purchase or sale of goods, services or combination of goods and services in respect to the Western Canadian Provinces from established customers of the Company or a Canadian Affiliate (together, the "Canadian Non-Competition Covenant").

Reference is also made to the US Plan in which you have agreed to be bound by the post-employment restrictive covenants of Sections 6.2 and 6.3.4 of the US Plan.  Section 6.2 thereof provides that a Participant will not, without the Company’s consent or approval, engage or participate in, become employed by, serve as a director of, or render advisory or consulting services in connection with, any Competitive Business for a period beginning with the Effective Date of the US Plan and ending on the one-year anniversary of the Participant’s Separation from the Service for any reason and Section 6.3.4 prohibits the solicitation of the purchase or sale of goods, services or combination of goods and services from established customers of the Company or an Affiliate (together, the "US Non-Competition Covenant").

Effective as of December 1, 2015, and, subject to your agreement below, in the event of your voluntary Separation from Service (other than for Good Reason) on or after December 1, 2018, the Company hereby waives your compliance with the Canadian Non-Competition Covenant and the US Non-Competition Covenant (the "Waiver Event").

Except with respect to the Waiver Event, the provisions of Sections 6.2 and 6.3.3 of the Canadian Plan and 6.2 and 6.3.4 of the US Plan, as applicable, shall continue in full force and effect in accordance with the provisions thereof and the above waiver shall not otherwise impair, constitute a waiver of, or otherwise affect, amend, modify or change the rights, powers, privileges or remedies of the Company under such Section in any manner whatsoever.  Nothing herein shall be construed to waive any other provision of the Plans or to require any similar or dissimilar waiver to be granted hereafter.

Capitalized terms used in this letter without definition have the meanings defined in the respective Plans, as applicable.

You acknowledge that this letter supersedes the previous letter dated November 14, 2014, with respect to the same subject matter. You consent to the First Amendment to the Canadian Plan.

If you have any questions regarding this letter, please contact Dennis Berryhill, HR Director -Enterprise Support.

DATED this 5th day of November, 2015, to be effective as of December 1, 2015.

WILLBROS GROUP, INC.

By:     /s/ Van Welch
Executive Vice President & Chief
  Financial Officer

Agreed to this 20th day of November, 2015:

/s/ Michael J. Fournier
Michael J. Fournier

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